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Exhibit 5.2

January 10, 2025

COMPASS Pathways plc
33 Broadwick Street
London W1F 0DQ
United Kingdom

Re:    Securities Registered under Registration Statement on Form S-3
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-282522) (as amended or supplemented, the “Registration Statement”) filed on October 7, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by COMPASS Pathways plc Limited), a public limited company incorporated under the laws of England and Wales with registered number 12696098 (the “Company”), of any combination of securities of the types specified therein. Reference is made to our opinion letter dated October 7, 2024 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on January 10, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of 24,014,728 American Depositary Shares (the “ADSs”), each representing one ordinary share, nominal value £0.008 per share (“Ordinary Shares”), of the Company, (ii) pre-funded warrants to purchase up to 11,044,720 ADSs, each representing one Ordinary Share (each as may be amended from time to time, the “Pre-Funded Warrants”) and (iii) warrants to purchase up to 35,059,448 ADSs, each representing one Ordinary Share (each as amended from time to time, the “Ordinary Warrants” and together with the Pre-Funded Warrants, the “Warrants”). The ADSs and Warrants are being sold to the underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the law of New York.

Based on the foregoing, we are of the opinion that:

COMPASS Pathways plc
January 10, 2025
2

1.    The Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

Our opinion set forth above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP